Exhibit 3.1

_____________________

CERTIFICATE OF DETERMINATION, PREFERENCES AND RIGHTS
OF
SERIES B CONVERTIBLE PREFERRED STOCK

We, Brad Edson and Margie Adelman, hereby certify that we are the President and Secretary, respectively, of NutraCea, a corporation organized and existing under the laws of the State of California (“Corporation”), and further, do hereby certify:

That pursuant to the authority conferred upon the Board of Directors by the Corporation’s Articles of Incorporation, the said Board of Directors on September 28, 2005 adopted the following resolution creating a series of 25,000 shares of Preferred Stock designated as Series B Convertible Preferred Stock, none of which shares have been issued:

RESOLVED, that the Board of Directors of the Corporation designates the Series B Convertible Preferred Stock and the number of shares constituting such series, and fixes the rights, preferences, privileges and restrictions relating to such series in addition to any set forth in the Articles of Incorporation as follows:

TERMS OF SERIES B PREFERRED STOCK

Section 1.    Definitions. For the purposes hereof, the following terms shall have the following meanings:

“Alternate Consideration” shall have the meaning set forth in Section 9(e)(iii).

“Authorization Trigger Date” shall have the meaning set forth in Section 7(e)(iv).

“Automatic Conversion Notice” shall have the meaning set forth in Section 7(f).

“Automatic Conversion Notice Date” shall have the meaning set forth in Section 7(f).

“Buy-In” shall have the meaning set forth in Section 7(g).

“Change of Control Transaction” means the occurrence after the date hereof of any of (a) an acquisition by an individual, legal entity or “group” (as described in Rule 13d-5(b)(1) promulgated under the Exchange Act) of effective control (whether through legal or beneficial ownership of capital stock of the Corporation, by contract or otherwise) of in excess of 50% of the voting securities of the Corporation, (b) any merger or consolidation of the Corporation in which the shareholders immediately prior to such merger or consolidation do not continue to hold or have the right to direct the voting of more than 50% of the voting securities of the Corporation immediately after such merger or consolidation, (c) a sale of all or substantially all of the Corporation’s assets (the presentation of any such transaction for shareholder approval being conclusive evidence that such transaction involves the sale of all or substantially all of the assets of the Corporation) in one or a series of related transactions, (d) the Corporation’s directors immediately following the consummation of the proposed business combination of the Corporation and The RiceX Company (“Merger Transaction”) and persons appointed by such persons do not continue to constitute a majority of the Corporation’s Board of Directors, or (f) the execution by the Corporation of an agreement to which the Corporation is a party or by which it is bound, providing for any of the events set forth above in (a), (b), (c) or (d).

“Closing Date” means the Trading Day when all of the Transaction Documents have been executed and delivered by the applicable parties thereto, and all conditions precedent to (i) the Holders’ obligations to pay the Subscription Amount and (ii) the Corporation’s obligations to deliver the Series B Preferred Stock have been satisfied or waived.

“Common Stock” means the Corporation's common stock, par value $.001 per share, and stock of any other class into which such shares may hereafter have been reclassified or changed.

“Common Stock Equivalent” means any security or obligation which is by its terms, directly or indirectly, convertible into or exchangeable or exercisable for shares of Common Stock, including, without limitation, any option, warrant or other subscription or purchase right with respect to Common Stock or any Common Stock Equivalent.

“Conversion Amount” means the sum of the Stated Value at issue plus any accrued but unpaid dividends.

“Conversion Date” shall have the meaning set forth in Section 7(a).

“Conversion Price” shall have the meaning set forth in Section 7(b).

“Conversion Shares” means, collectively, the shares of Common Stock into which the shares of Series B Preferred Stock are convertible in accordance with the terms hereof.

“Conversion Shares Registration Statement” means a registration statement that meets the requirements of the Registration Rights Agreement and registers the resale of all Conversion Shares by the Holder to which the Holder is entitled pursuant to the Registration Rights Agreement, all as provided in the Registration Rights Agreement.

“Equity Conditions” shall mean, during the period in question, (a) the Corporation shall have duly and timely honored all conversions scheduled to occur or occurring by virtue of one or more Notices of Conversion in accordance with the terms of the Transaction Documents, if any, (b) all amounts owing by the Corporation in respect of the Series B Preferred Stock shall have been paid, (c) there is a current, effective Conversion Shares Registration Statement pursuant to which the Holder is permitted to utilize the prospectus thereunder to resell all of the shares issuable pursuant to the Transaction Documents that the Holder is entitled to resell pursuant to a Conversion Shares Registration Statement (and the Corporation believes, in good faith, that such effectiveness will continue uninterrupted for the foreseeable future), (d) the Common Stock is trading on the Trading Market and all of the shares issuable pursuant to the Transaction Documents are listed for trading on the Trading Market (and the Corporation believes, in good faith, that trading of the Common Stock on the Trading Market will continue uninterrupted for the foreseeable future), (e) there is a sufficient number of authorized but unissued and otherwise unreserved shares of Common Stock for the issuance of all of the shares issuable pursuant to the Transaction Documents, (f) all of the shares issued or issuable pursuant to the transaction proposed would not violate the limitations set forth in Section 6(d), and (g) no public announcement of a pending or proposed Fundamental Transaction, Change of Control Transaction or acquisition or other material, non-public transaction has occurred that has not been consummated.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exempt Issuance” means the issuance of (a) shares of Common Stock or options or warrants to consultants, employees or proposed employees, officers or directors of the Corporation pursuant to the Corporation’s 2005 Equity Incentive Plan or pursuant to any stock or option plan or agreement duly adopted by a majority of the non-employee members of the Board of Directors of the Corporation or a majority of the members of a committee of non-employee directors established for such purpose; provided that the issuance of shares of Common Stock or options or warrants to consultants other than pursuant to the Corporation’s 2005 Equity Incentive Plan shall not be Exempt Issuances under this part (a) to the extent that the number of shares of Common Stock granted to consultants (or underlying options and warrants to purchase Common Stock) exceeds, in any calendar year, two percent (2%) of the number of outstanding shares of Common Stock, as measured on the last day of the applicable year; provided further, that Common Stock, options and warrants granted to consultants at a per share price (or a per share exercise price, in the case of options or warrants) that equals or exceeds the Stated Value shall not be considered for purposes of calculating the two percent (2%) threshold, (b) securities upon the conversion of Series B Preferred Stock (c) upon the exercise of or conversion of any convertible securities, options, warrants or rights to issue securities issued and outstanding on the Closing Date, including securities issuable pursuant to the Merger Transaction, provided that such securities have not been amended after the Closing Date to increase the number of such securities, (d) shares of Common Stock issued or issuable as a dividend or distribution on Series B Preferred Stock or pursuant to any event for which adjustment is made pursuant to Sections 9(a) or (b) hereof; (e) shares of Common Stock issued by the Corporation as a penalty pursuant to the Registration Rights Agreement, (f) warrants to purchase the Corporation’s securities to Halpern Capital in connection with the issuance of the Series B Preferred Stock, (g) Warrants issued pursuant to the Purchase Agreement, and (h) securities issued pursuant to acquisitions or strategic transactions, provided any such issuance shall only be to a Person which is, itself or through its subsidiaries, an operating company in a business synergistic with the business of the Corporation and in which the Corporation receives benefits in addition to the investment of funds, but shall not include a transaction in which the Corporation is issuing securities primarily for the purpose of raising capital or to an entity whose primary business is investing in securities.

“Fundamental Transaction” shall have the meaning set forth in Section 9(e)(iii) hereof.

“Holder” shall mean a holder of Series B Preferred Stock.

“Issue Date” shall have the meaning set forth in Section 9(c).

“Junior Securities” means the Common Stock and all other equity or equity equivalent securities of the Corporation other than the Series B Preferred Stock and any Parity Securities or Senior Securities (each as defined in Section 3) issued hereafter in accordance with the provisions of Section 5(a)(iii).

“Liquidation” shall have the meaning set forth in Section 6(a).

“Liquidation Amount” shall have the meaning set forth in Section 6(a).

“Liquidation Notice” shall have the meaning set forth in Section 6(d).

“Majority Holders” shall have the meaning set forth in Section 5(a).

“Maximum Aggregate Share Amount” shall have the meaning set forth in Section 7(d).

“New Issuance” shall have the meaning set forth in Section 9(c).

“New Issue Price” shall have the meaning set forth in Section 9(c).

“Notice of Conversion” shall have the meaning set forth in Section 7(a).

“Optional Redemption” shall have the meaning set forth in Section 8(a).

“Optional Redemption Amount” shall mean for the applicable share of Series B Preferred Stock, the sum of (i) 857% of the Stated Value of the Series B Preferred Stock and (ii) the accrued but unpaid dividends on such share of Series B Preferred Stock.

“Optional Redemption Date” shall have the meaning set forth in Section 8(a).

“Optional Redemption Notice” shall have the meaning set forth in Section 8(a).

“Optional Redemption Notice Date” shall have the meaning set forth in Section 8(a).

“Original Issue Date” shall mean the date of the first issuance of any shares of the Series B Preferred Stock regardless of the number of transfers of any particular shares of Series B Preferred Stock and regardless of the number of certificates which may be issued to evidence such Series B Preferred Stock.

“Parity Securities” shall have the meaning set forth in Section 3(b).

“Person” means a corporation, an association, a partnership, a limited liability company, an organization, a business, an individual, a government or political subdivision thereof or a governmental agency.

“Purchase Agreement” means the Securities Purchase Agreement, dated as of the Original Issue Date, to which the Corporation and the original Holders are parties, as amended, modified or supplemented from time to time in accordance with its terms.

“Registration Rights Agreement” means the Registration Rights Agreement, dated as of the date of the Purchase Agreement, to which the Corporation and the original Holder are parties, as amended, modified or supplemented from time to time in accordance with its terms.

“Relevant Date” shall have the meaning set forth in Section 9(c).

“Reserved Amount” shall have the meaning set forth in Section 7(e)(iii).

“Sale Transaction” means (a) (i) the merger or consolidation of the Corporation into or with one or more Persons, (ii) the merger or consolidation of one or more Persons into or with the Corporation or (iii) a tender offer or other business combination if, in the case of (i), (ii) or (iii), the shareholders of the Corporation prior to such merger or consolidation do not retain at least a majority of the voting power of the surviving Person or (b) the voluntary sale, conveyance, exchange or transfer to another Person of (i) the voting capital stock of the Corporation if, after such sale, conveyance, exchange or transfer, the shareholders of the Corporation prior to such sale, conveyance, exchange or transfer do not retain at least a majority of the voting power of the Corporation or (ii) all or substantially all of the assets of the Corporation.

“Senior Securities” shall have the meaning set forth in Section 3(c).

“Series B Preferred Stock” shall have the meaning set forth in Section 2.

“Series B Preferred Stock Certificates” shall have the meaning set forth in Section 7(a).

“Share Delivery Period” shall have the meaning set forth in Section 7(e)(i).

“Shareholder Approval” shall have the meaning set forth in Section 7(d).

“Sold Shares” shall have the meaning set forth in Section 7(g).

“Stated Value” shall have the meaning set forth in Section 2.

“Stock Price” means, for any date, the price determined by the first of the following clauses that applies: (a) if the Common Stock is then listed or quoted on a Trading Market, the volume weighted average of the last reported sales price of the Corporation’s common stock on the Trading Market for each of the five (5) Trading Days up to and including the first Trading Day preceding such date; (b) if prices for the Common Stock are then reported in the “Pink Sheets” published by the Pink Sheets, LLC (or a similar organization or agency succeeding to its functions of reporting prices), the most recent bid price per share of the Common Stock so reported; or (c) in all other cases, the fair market value of a share of Common Stock as determined in good faith by the Corporation’s Board of Directors.

“Subscription Amount” shall mean, as to each original Holder, the amount to be paid for the Series B Preferred Stock purchased pursuant to the Purchase Agreement as specified below such Holder’s name on the signature page of the Purchase Agreement and next to the heading “Subscription Amount”, in United States Dollars and in immediately available funds.

“Subsidiary” shall have the meaning given to such term in the Purchase Agreement.

“Trading Day” means a day on which the Common Stock is traded on a Trading Market.

“Trading Market” means the following markets or exchanges on which the Common Stock is listed or quoted for trading on the date in question: the OTC Bulletin Board, the Nasdaq SmallCap Market, the American Stock Exchange, the New York Stock Exchange or the Nasdaq National Market.

“Transaction Documents” shall have the meaning set forth in the Purchase Agreement.

Section 2.    Designation, Amount and Par Value. The series of preferred stock of the Corporation shall be designated as its Series B Convertible Preferred Stock (the “Series B Preferred Stock”) and the number of shares so designated shall be 25,000. Each share of Series B Preferred Stock shall have a no par value per share and a stated value equal to $1,000 (the “Stated Value”).

Section 3.    Rank. The Series B Preferred Stock shall, with respect to payment of dividends, redemption payments, rights upon liquidation, dissolution or winding up of the affairs of the Corporation, or otherwise (a) rank senior and prior to the Common Stock and Junior Securities, (b) rank on a parity with each class or series of equity securities of the Corporation hereafter issued that by its terms expressly provide that it ranks pari passu to the Series B Preferred Stock (whether with respect to payment of dividends, redemption payments, rights upon liquidation, dissolution or winding up of the affairs of the Corporation, or otherwise) (all of such equity securities are collectively referred to herein as the “Parity Securities”), and (c) rank junior to each other class or series of equity securities of the Corporation hereafter issued that by its terms expressly ranks senior to the Series B Preferred Stock (whether with respect to payment of dividends, redemption payments, rights upon liquidation, dissolution or winding up of the affairs of the Corporation, or otherwise) (all of such equity securities are collectively referred to herein as the “Senior Securities”). The respective definitions of Junior Securities, Parity Securities and Senior Securities shall also include any rights or options exercisable or exchangeable for or convertible into any of the Junior Securities, Parity Securities or Senior Securities, as the case may be. At the Original Issue Date there will be no Parity Securities and no Senior Securities authorized or outstanding, and the shares of Common Stock (including any rights or options exercisable or exchangeable for or convertible into shares of Common Stock) are the only Junior Securities issued and outstanding.

Section 4.    Dividends.

a)    In any calendar year, Holders of outstanding shares of Series B Preferred Stock shall be entitled to receive dividends, when and as declared by the Board of Directors, out of any assets at the time legally available therefor, at the rate per share (as a percentage of the Stated Value per share) of 5%, payable in preference and priority to any declaration or payment of any dividend on Junior Securities of the Corporation in such calendar year.

b)    No dividends shall be made with respect to the Common Stock until all declared dividends on the Series B Preferred Stock have been paid or set aside for payment to the Series B Preferred Stock holders. Payment of any dividends to the holders of the Series B Preferred Stock shall be on a pro rata, pari passu basis. The right to receive dividends on shares of Series B Preferred Stock shall not be cumulative, and no right to such dividends shall accrue to holders of Series B Preferred Stock by reason of the fact that dividends on said shares are not declared or paid in any calendar year.

Section 5.    Voting Rights.

a)    Except as otherwise provided herein and as otherwise required by law, the Series B Preferred Stock shall have no voting rights. However, so long as any shares of Series B Preferred Stock are outstanding, the Corporation shall not, without the affirmative vote of the Holders of a majority of the shares of the Series B Preferred Stock then outstanding (the “Majority Holders”):

i.	alter or change adversely the powers, preferences or rights given to the Series B Preferred Stock or alter or amend this Certificate of Determination (whether by merger, consolidation or otherwise);

ii.	alter or change adversely the powers, preferences or rights of any capital stock of the Corporation so as to affect adversely the Series B Preferred Stock;

iii.	authorize, create or permit to be outstanding any Parity Securities or Senior Securities (whether by merger, consolidation or otherwise);

iv.	issue any shares of Series B Preferred Stock other than pursuant to the Purchase Agreement;

v.
redeem, repurchase or otherwise acquire, or declare or pay any cash dividend or distribution on, any Junior Securities, provided that, notwithstanding the foregoing, the Corporation shall, without the prior approval of the Majority Holders, be entitled to (i) repurchase Junior Securities from employees of the Corporation in connection with employee compensation plans or arrangement approved by the Corporation’s Board of Directors and (ii) make payments to Persons who exercise dissenters’ rights in connection with the Merger Transaction;

vi.	increase the authorized number of shares of Series B Preferred Stock;

vii.	increase the par value of the Common Stock;

viii.
(A) issue any debt securities, (B) incur any indebtedness or (C) enter into any other agreement or arrangement that would entitle any third party to any preferences over the Series B Preferred Stock upon the occurrence of a Liquidation, a Change of Control Transaction or otherwise, or redeem, repurchase, prepay or otherwise acquire any outstanding debt securities or indebtedness of the Corporation, except as expressly required by the terms of such securities or indebtedness; provided that, notwithstanding the foregoing, the Corporation shall, without the prior approval of the Majority Holders, be entitled to incur indebtedness (i) up to an aggregate of $1,000,000 in addition to all indebtedness pursuant to (ii), (iii) and (iv) below, (ii) that is secured solely by the accounts receivable of the Corporation and that does not exceed the aggregate amount of all outstanding accounts receivable of the Corporation, (iii) incurred to finance or refinance the construction or improvement of existing or new manufacturing and production plant, facilities or equipment for the Corporation’s products provided that such indebtedness is secured solely by the property and assets so financed, constructed or improved, (iv) incurred as a result of Persons exercising dissenters’ rights in the Merger Transaction and (v) in connection with the renewal, extension, or replacement (on substantially similar terms) of any indebtedness outstanding as of the Closing Date.

ix.	amend its certificate of incorporation or other charter documents so as to affect adversely any rights of the Holders (whether by merger, consolidation or otherwise);

x.	cause or authorize any Subsidiary of the Corporation to engage in any of the foregoing actions; and

xi.	enter into any commitment, agreement or understanding with respect to the foregoing.

Notwithstanding the foregoing, no change pursuant to this Section 5 shall be effective to the extent that, by its terms, it applies to less than all of the Holders of shares of Series B Preferred Stock then outstanding.

Section 6.    Liquidation.

a)    Upon any liquidation, dissolution or winding-up of the Corporation, whether voluntary or involuntary (a “Liquidation”), and subject to the rights of any Senior Securities with respect to distributions upon a Liquidation, the Holders shall be entitled to receive, prior and in preference to any distribution of any of the assets of the Corporation to the holders of Junior Securities by reason of their ownership of such stock and pari passu with any distribution of the assets of the Corporation to the holders of Parity Securities by reason of their ownership of such stock, an amount per share of Series B Preferred Stock then held by them equal to (i) $1,000 (as appropriately adjusted for any recapitalizations, stock combinations, stock dividends, stock splits and the like with respect to such shares) plus (ii) all accrued but unpaid dividends on such shares of Series B Preferred Stock to the actual date of such Liquidation (the sum of clauses (i) and (ii) with respect to such shares of Series B Preferred Stock, the “Liquidation Amount”) and such holders will not be entitled to any further payment with respect to such shares of Series B Preferred Stock. If upon a Liquidation the assets and funds legally available for distribution among the holders of the Series B Preferred Stock and any Parity Securities shall be insufficient to permit the payment to such holders of the full Liquidation Amount and pari passu amounts due with respect to such Parity Securities, then the entire assets and funds of the Corporation legally available for distribution shall be distributed ratably among the holders of the Series B Preferred Stock and such Parity Securities in proportion to the Liquidation Amount and pari passu amounts due with respect to such Parity Securities that each holder of Series B Preferred Stock and such Parity Securities is otherwise entitled to receive. Upon the consummation of a Sale Transaction, the Holders shall have to right to cause, by written request, such Sale Transaction be deemed a Liquidation.

b)    After payment in full has been made to the Holders of the full Liquidation Amount (and with respect to Parity Securities, such pari passu amounts) due pursuant to Section 6(a) above, the entire remaining assets and funds of the Corporation legally available for distribution to shareholders shall be distributed among the holders of Junior Securities in proportion to their respective rights to same.

c)    If any of the assets of the Corporation are to be distributed under this Section 6, or for any purpose, in a form other than cash, the value of such assets will be its fair market value, as determined in good faith by the Board of Directors. Any securities to be delivered to the holders of Series B Preferred Stock, Parity Securities or Junior Securities, as the case may be, shall be valued as follows:

i.
If traded on a Trading Market, the value shall be deemed to be the average of the Stock Prices of the securities on such exchange over the 10 Trading Day period ending three (3) days prior to the Closing Date;

ii.
If actively traded over-the-counter, the value shall be deemed to be the average of the closing bid or sale prices (whichever is applicable) over the 10 Trading Day period ending three (3) days prior to the closing; and

iii.	If there is no active public market, the value shall be the fair market value thereof, as determined in good faith by the Board of Directors.

The method of valuation of securities subject to investment letter or other restrictions on free marketability (other than restrictions arising solely by virtue of a shareholder's status as an affiliate or former affiliate) shall be valued at an appropriate discount from the value determined as provided in Section 6(c)(i) or (ii) above to reflect the approximate fair market value thereof, as reasonably determined in good faith by the Board of Directors.

d)    Prior to the occurrence of a Liquidation, the Corporation shall give each holder of record of Series B Preferred Stock written notice (the “Liquidation Notice”) not later than fifteen (15) days prior to the shareholders' meeting called to approve such transaction or event, or fifteen (15) days prior to the closing of such transaction or event, whichever is earlier, and shall also notify such Holders in writing of the final approval of such transaction or event. The first of such notices shall describe the material terms and conditions of the impending transaction or event and the provisions of this Section 6. The transaction or event shall not occur sooner than 15 days after the Corporation has given the first notice provided for herein.

Section 7.    Conversion.

a)    Conversions at Option of Holder. Each share of Series B Preferred Stock shall be convertible into that number of shares of Common Stock (subject to the limitations set forth in Sections 7(c) and (d)) determined by dividing the Stated Value of such share of Series B Preferred Stock by the Conversion Price, at the option of the Holder, at any time and from time to time from and after the Original Issue Date. Holders shall effect conversions by providing the Corporation with the form of conversion notice attached hereto as Annex A (a “Notice of Conversion”). Each Notice of Conversion shall specify the number of shares of Series B Preferred Stock to be converted, the number of shares of Series B Preferred Stock owned prior to the conversion at issue, the number of shares of Series B Preferred Stock owned subsequent to the conversion at issue and the date on which such conversion is to be effected, which date may not be prior to, nor more than 20 days after, the date the Holder delivers such Notice of Conversion to the Corporation by facsimile (the “Conversion Date”). If no Conversion Date is specified in a Notice of Conversion, the Conversion Date shall be the date that such Notice of Conversion to the Corporation is deemed delivered hereunder. The calculations and entries set forth in the Notice of Conversion shall control in the absence of manifest or mathematical error. To effect conversions, as the case may be, of shares of Series B Preferred Stock, a Holder shall not be required to surrender the certificate(s) representing such shares of Series B Preferred Stock (the “Series B Preferred Stock Certificates”) to the Corporation unless all of the shares of Series B Preferred Stock represented thereby are so converted, in which case the Holder shall deliver the Series B Preferred Stock Certificate(s) promptly following the Conversion Date at issue. However, if the Holder does not surrender the Series B Preferred Stock Certificate(s) when effecting a conversion, such Holder shall, if requested by the Corporation, promptly deliver to the Corporation an indemnification undertaking with respect to the converted Shares of Series B Preferred Stock, in form reasonably satisfactory to the Corporation. Shares of Series B

Preferred Stock converted into Common Stock or redeemed in accordance with the terms hereof shall be canceled and may not be reissued.

b)    Conversion Price. The conversion price for the Series B Preferred Stock shall equal $0.50 (the “Conversion Price”), subject to adjustment herein.

c)    Beneficial Ownership Limitation. The Corporation shall not effect any conversion of the Series B Preferred Stock, and the Holder shall not have the right to convert any portion of the Series B Preferred Stock to the extent that after giving effect to such conversion, the Holder (together with the Holder’s affiliates), as set forth on the applicable Notice of Conversion, would beneficially own in excess of 9.99% of the number of shares of the Common Stock outstanding immediately after giving effect to such conversion. For purposes of the foregoing sentence, the number of shares of Common Stock beneficially owned by the Holder and its affiliates shall include the number of shares of Common Stock issuable upon conversion of the Series B Preferred Stock with respect to which the determination of such sentence is being made, but shall exclude the number of shares of Common Stock which would be issuable upon (i) conversion of the remaining, nonconverted Stated Value of Series B Preferred Stock beneficially owned by the Holder or any of its affiliates and (ii) exercise or conversion of the unexercised or nonconverted portion of any other securities of the Corporation subject to a limitation on conversion or exercise analogous to the limitation contained herein beneficially owned by the Holder or any of its affiliates. Except as set forth in the preceding sentence, for purposes of this Section 7(c), beneficial ownership shall be calculated in accordance with Section 13(d) of the Exchange Act. To the extent that the limitation contained in this Section 7(c) applies, the determination of whether the Series B Preferred Stock is convertible (in relation to other securities owned by the Holder together with any affiliates) and of which shares of Series B Preferred Stock is convertible shall be in the sole discretion of such Holder, and the submission of a Notice of Conversion shall be deemed to be such Holder’s determination of whether the shares of Series B Preferred Stock may be converted (in relation to other securities owned by such Holder) and which shares of the Series B Preferred Stock is convertible, in each case subject to such aggregate percentage limitations. To ensure compliance with this restriction, the Holder will be deemed to represent to the Corporation each time it delivers a Notice of Conversion that such Notice of Conversion has not violated the restrictions set forth in this paragraph and the Corporation shall have no obligation to verify or confirm the accuracy of such determination. For purposes of this Section 7(c), in determining the number of outstanding shares of Common Stock, the Holder may rely on the number of outstanding shares of Common Stock as reflected in the most recent of the following: (X) the Corporation’s most recent Form 10-Q or Form 10-K, as the case may be, (Y) a more recent public announcement by the Corporation or (Z) any other notice by the Corporation or the Corporation’s transfer agent setting forth the number of shares of Common Stock outstanding. Upon the written or oral request of the Holder, the Corporation shall within two Trading Days confirm orally and in writing to the Holder the number of shares of Common Stock then outstanding. In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to the conversion or exercise of securities of the Corporation, including the Series B Preferred Stock, by the Holder or its affiliates since the date as of which such number of outstanding shares of Common Stock was reported. The provisions of this Section 7(c) may be waived by the Holder upon, at the election of the Holder, not less than 61 days’ prior notice to the Corporation, and the provisions of this Section 7(c) shall continue to apply until such 61st day (or such later date, as determined by the Holder, as may be specified in such notice of waiver).

d)    Limitation on Number of Shares Issuable. If required by any exchange on which the Corporation’s securities are then traded, notwithstanding anything herein to the contrary, the Corporation shall not issue to any Holder any shares of Common Stock, including pursuant to any rights herein, including, without limitation, any conversion rights or right to issue shares of Common Stock in payment of dividends, to the extent such shares, when added to the number of shares of Common Stock issued (i) upon conversion of any shares of Series B Preferred Stock pursuant to Section 7(a) and (ii) upon exercise of those certain warrants issued pursuant to that Purchase Agreement would exceed a number of shares of Common Stock equal to 19.999% of the number of shares of Common Stock outstanding immediately prior to the Original Issue Date, or such greater number of shares of Common Stock permitted pursuant to the corporate governance rules of the Trading Market that is at the time the principal trading exchange or market for the Common Stock, based upon share volume, as confirmed in writing by counsel to the Corporation (the “Maximum Aggregate Share Amount”), unless the Corporation first obtains shareholder approval permitting such issuances in accordance with the Trading Market rules (“Shareholder Approval”). Each Holder shall be entitled to a portion of the Maximum Aggregate Share Amount equal to the quotient obtained by dividing (X) such the number of shares of Series B Preferred Stock initially purchased by such Holder by (Y) the aggregate number of shares purchased by all Holders. Such portions shall be adjusted upward ratably in the event all of the shares of Series B Preferred Stock of any Holder are no longer outstanding. If at any time the number of shares of Common Stock which could, notwithstanding the limitation set forth herein, be issuable and sold to all Holders during the following 12 months equals or exceeds the Maximum Aggregate Share Amount (and the Corporation is required by the rules of the Trading Market in which the Corporation’s Common Stock in then traded to obtain Shareholder Approval), then the Corporation shall, subject to any requirements in the Purchase Agreement to act sooner, seek to obtain the Shareholder Approval applicable to such issuance as soon as is possible, but in any event not later than the 90th day after the date in which the Corporation determines (or is notified by any Holder) that the Maximum Aggregate Share Amount could be exceeded.

e)    Mechanics of Conversion

i.    Delivery of Certificate Upon Conversion. Not later than the later of (A) three Trading Days after each Conversion Date and (B) two business days following the date of surrender of Series B Preferred Stock Certificates accompanied by a Notice of Conversion, if applicable (or, in the case of lost, stolen or destroyed certificates, after provision of indemnity pursuant to Section 10(b)) (the “Share Delivery Period”), the Corporation (itself, or through its transfer agent) shall issue and deliver (i.e., deposit with a nationally recognized overnight courier service postage prepaid) to the Holder (X) that number of shares of Common Stock issuable upon conversion of such shares of Series B Preferred Stock being converted and (Y) a certificate or certificates representing the number of shares of Common Stock being acquired upon the conversion of shares of Series B Preferred Stock. If in the case of any Notice of Conversion such certificate or certificates are not delivered to or as directed by the applicable Holder by the fifth Trading Day after the Conversion Date, the Holder shall be entitled to elect by written notice to the Corporation at any time on or before its receipt of such certificate or certificates thereafter, to rescind such conversion, in which event the Corporation shall promptly return the certificates representing the shares of Series B Preferred Stock tendered for conversion.

ii.    Obligation Absolute. The Corporation’s obligations to issue and deliver the Conversion Shares upon conversion of Series B Preferred Stock in accordance with the terms hereof are absolute and unconditional, irrespective of any action or inaction by the Holder to enforce the same, any waiver or consent with respect to any provision hereof, the recovery of any judgment against any Person or any action to enforce the same, or any setoff, counterclaim, recoupment, limitation or termination, or any breach or alleged breach by the Holder or any other Person of any obligation to the Corporation or any violation or alleged violation of law by the Holder or any other person, and irrespective of any other circumstance which might otherwise limit such obligation of the Corporation to the Holder in connection with the issuance of such Conversion Shares.

iii.    Reservation of Shares Issuable Upon Conversion. The Corporation covenants that it will at all times reserve and keep available out of its authorized and unissued shares of Common Stock solely for the purpose of issuance pursuant hereto, free from preemptive rights or any other actual contingent purchase rights of persons other than the Holders, not less than such number of shares of the Common Stock as shall (subject to any additional requirements of the Corporation as to reservation of such shares set forth in the Purchase Agreement) be issuable (taking into account the adjustments and restrictions of Section 8) in respect of all outstanding shares of Series B Preferred Stock (the “Reserved Amount”).

iv.    Increases to Reserved Amount. If the Reserved Amount for any five consecutive Trading Days (the last of such Trading Day being the “Authorization Trigger Date”) shall be less than one hundred percent (100%) of the number of shares of Common Stock issuable upon full conversion of the then outstanding shares of Series B Preferred Stock, the Corporation shall immediately notify the Holders of such occurrence and shall take immediate action (including, if necessary, seeking shareholder approval to authorize the issuance of additional shares of Common Stock) to increase the Reserved Amount to one hundred percent (100%) of the number of shares of Common Stock then issuable upon full conversion of all of the outstanding Series B Preferred Stock at the then current Conversion Price.

v.    Fractional Shares. Upon a conversion hereunder, the Corporation shall not be required to issue stock certificates representing fractions of shares of the Common Stock, but may if otherwise permitted, make a cash payment in respect of any final fraction of a share based on the Stock Price at such time. If the Corporation elects not, or is unable, to make such a cash payment, the Holder shall be entitled to receive, in lieu of the final fraction of a share, one whole share of Common Stock.

vi.   Transfer Taxes. The issuance of certificates for shares of the Common Stock on conversion of the Series B Preferred Stock shall be made without charge to the Holders thereof for any documentary stamp or similar taxes that may be payable in respect of the issue or delivery of such certificate, provided that the Corporation shall not be required to pay any tax that may be payable in respect of any transfer involved in the issuance and delivery of any such certificate upon conversion in a name other than that of the Holder of such shares of Series B Preferred Stock so converted and the Corporation shall not be required to issue or deliver such certificates unless or until the person or persons requesting the issuance thereof shall have paid to the Corporation the amount of such tax or shall have established to the satisfaction of the Corporation that such tax has been paid.

vii.   Payment of Accrued Amounts. Upon a conversion hereunder, all amounts then accrued or payable on such shares under this Certificate of Determination (including, without limitation, all dividends) through and including the Conversion Date shall be paid by the Corporation.

f)    Automatic Conversion. Provided the Equity Conditions are satisfied, (i) if the Stock Price of the Common Stock equals $2.00 per share after the Original Issue Date, for 30 out of the 40 consecutive Trading Days immediately prior to the Automatic Conversion Notice Date (as defined below), and at least 200,000 shares of Common Stock (subject to stock dividends, stock splits, and other similar transactions) per day shall have been traded during such 40 Trading Days, unless the Holder is prohibited from converting the Series B Preferred Stock pursuant to Section 7(d) hereof, the Corporation shall have the right to deliver a notice to the Holder (an “Automatic Conversion Notice” and the date such notice is received by the Holder, the “Automatic Conversion Notice Date”), to convert up to 100% of the shares of Series B Preferred Stock then held by the Holder into shares of Common Stock at the then-effective Conversion Price To effect an Automatic Conversion hereunder, the Holder shall not be required to physically surrender the Series B Preferred Stock certificate to the Corporation. Delivery of the certificates for the Common Stock by the Corporation to the Holder shall be as set forth in Section 7(e) herein. The Corporation shall only be permitted to deliver an Automatic Conversion Notice once per month.

g)    Buy-In Cure. Unless the Corporation has notified the applicable Holder in writing prior to the delivery by such Holder of a Notice of Conversion that the Corporation is unable to honor conversions, if (i) the Corporation fails to promptly deliver during the Share

Delivery Period shares of Common Stock to a Holder upon a conversion of shares of Series B Preferred Stock and (ii) thereafter, such Holder purchases (in an open market transaction or otherwise) shares of Common Stock to make delivery in satisfaction of a sale by such Holder of the unlegended shares of Common Stock (the “Sold Shares”) which such Holder anticipated receiving upon such conversion (a “Buy-In”), the Corporation shall pay such Holder, in addition to any other remedies available to the Holder, the amount by which (X) such Holder’s total purchase price (including brokerage commissions, if any) for the unlegended shares of Common Stock so purchased exceeds (Y) the net proceeds received by such Holder from the sale of the Sold Shares. For example, if a Holder purchases unlegended shares of Common Stock having a total purchase price of $11,000 to cover a Buy-In with respect to shares of Common Stock it sold for $10,000, the Corporation will be required to pay the Holder $1,000. A Holder shall provide the Corporation written notification and supporting documentation indicating any amounts payable to such Holder pursuant to this Section 7(g).

Section 8.    Redemption.

a)    Optional Redemption. Subject to the provisions of this Section 8, the Corporation may at any time deliver a notice to the Holders (an “Optional Redemption Notice” and the date such notice is deemed delivered hereunder, the “Optional Redemption Notice Date”) of its irrevocable election to redeem, all or in part, the then outstanding Series B Preferred Stock, for an amount per share, in cash, equal to the Optional Redemption Amount on a date within 20 Trading Days following the Optional Redemption Notice Date (such date, the “Optional Redemption Date” and such redemption, the “Optional Redemption”). The Optional Redemption Date shall be no earlier than 30 days following the Optional Redemption Notice Date. The Optional Redemption Amount is due in full on the Optional Redemption Date. The Corporation may only effect an Optional Redemption if from the Optional Redemption Notice Date through to the Optional Redemption Date, all of the Equity Conditions are fulfilled. The Holders may not convert their shares of Series B Preferred Stock on or after the date of the Optional Redemption Notice; provided, however, that if the Corporation elects to redeem less than all outstanding shares of Series B Preferred Stock, the Holder may elect to convert such number of shares which do not include shares for which and Optional Redemption Notice shall have been delivered.

b)    Redemption Procedure. The payment of cash pursuant to an Optional Redemption shall be made on the Optional Redemption Date. If any portion of the cash payment for an Optional Redemption shall not be paid by the Corporation by the respective due date, interest shall accrue thereon at the rate of 10% per annum (or the maximum rate permitted by applicable law, whichever is less) until the payment of the Optional Redemption Amount, plus all amounts owing thereon is paid in full. In addition, if any portion of the Optional Redemption Amount remains unpaid after such date, the Holders subject to such redemption may elect, by written notice to the Corporation given at any time thereafter, to invalidate ab initio such redemption, notwithstanding anything herein contained to the contrary. Notwithstanding anything to the contrary in this Section 8, the Corporation’s determination to redeem in cash shall be applied ratably among the Holders based upon the number of shares of Series B Preferred Stock then held by each Holder.

Section 9.    Certain Adjustments.

a)    Stock Dividends and Stock Splits. If the Corporation, at any time while the Series B Preferred Stock is outstanding: (i) shall pay a stock dividend or otherwise make a distribution or distributions on shares of its Common Stock or any other equity or equity equivalent securities payable in shares of Common Stock (which, for avoidance of doubt, shall not include any shares of Common Stock issued by the Corporation pursuant to this Preferred Sock), (ii) subdivide outstanding shares of Common Stock into a larger number of shares, (iii) combine (including by way of reverse stock split) outstanding shares of Common Stock into a smaller number of shares, or (iv) issue by reclassification of shares of the Common Stock any shares of capital stock of the Corporation, then the Conversion Price shall be multiplied by a fraction of which the numerator shall be the number of shares of Common Stock (excluding treasury shares, if any) outstanding before such event and of which the denominator shall be the number of shares of Common Stock outstanding after such event. Any adjustment made pursuant to this Section 9 shall become effective immediately after the record date for the determination of shareholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or re-classification.

b)    Pro Rata Distributions. If the Corporation, at any time while Series B Preferred Stock is outstanding, shall divide or distribute to all holders of Common Stock (and not to Holders) evidences of its indebtedness, assets or cash or rights or warrants to subscribe for or purchase any security, then in each such case the Conversion Price shall be determined by multiplying such Conversion Price in effect immediately prior to the record date fixed for determination of shareholders entitled to receive such distribution by a fraction of which the denominator shall be the Stock Price determined as of the record date mentioned above, and of which the numerator shall be such Stock Price on such record date less the then fair market value at such record date of the portion of such assets or cash or evidence of indebtedness so distributed applicable to one outstanding share of the Common Stock as determined by the Board of Directors in good faith. In either case the adjustments shall be described in a statement provided to the Holders of the portion of assets or evidences of indebtedness so distributed or such subscription rights applicable to one share of Common Stock. Such adjustment shall be made whenever any such distribution is made and shall become effective immediately after the record date mentioned above.

c)    New Issuances. If the Corporation shall at any time or from time to time, after the issuance of the Series B Preferred Stock but prior to the exercise thereof, issue or sell (such issuance or sale, a “New Issuance”) any shares of Common Stock or Common Stock Equivalents at a price per share of Common Stock (the “New Issue Price”) that is less than the Conversion Price then in effect as of the record date or Issue Date (as defined below), as the case may be (the “Relevant Date”) (treating the price per share of Common Stock, in the case of the issuance of any Common Stock Equivalent, as equal to (X) the sum of the price for such Common Stock Equivalent plus any additional consideration payable (without regard to any anti-dilution adjustments) upon the conversion, exchange or exercise of such Common Stock

Equivalent divided by (Y) the number of shares of Common Stock initially underlying such Common Stock Equivalent), other than (i) issuances or sales for which an adjustment is made pursuant to another subsection of this Section 9 and (ii) issuances in connection with an Exempt Issuance, then, and in each such case, (A) the Conversion Price then in effect shall be adjusted by multiplying the Conversion Price in effect on the day immediately prior to the Relevant Date by a fraction (I) the numerator of which shall be the sum of the number of shares of Common Stock outstanding on the Relevant Date plus the number of shares of Common Stock which the aggregate consideration received by the Corporation for the total number of such additional shares of Common Stock so issued would purchase at the Conversion Price on the Relevant Date (or, in the case of Common Stock Equivalents, the number of shares of Common Stock which the aggregate consideration received by the Corporation upon the issuance of such Common Stock Equivalents and receivable by the Corporation upon the conversion, exchange or exercise of such Common Stock Equivalents would purchase at the Conversion Price on the Relevant Date) and (II) the denominator of which shall be the sum of the number of shares of Common Stock outstanding on the Relevant Date plus the number of additional shares of Common Stock issued or to be issued (or, in the case of Common Stock Equivalents, the maximum number of shares of Common Stock into which such Common Stock Equivalents initially may convert, exchange or be exercised). Notwithstanding the foregoing, the Conversion Price shall not be reduced at such time if the amount of such reduction would be less than $0.01, but any such amount shall be carried forward, and a reduction will be made with respect to such amount at the time of, and together with, any subsequent reduction which, together with such amount and any other amounts so carried forward, equal $0.01 or more in the aggregate.

Such adjustment shall be made whenever such shares of Common Stock or Common Stock Equivalents are issued, and shall become effective retroactively (X) in the case of an issuance to the shareholders of the Corporation, as such, to a date immediately following the close of business on the record date for the determination of shareholders entitled to receive such shares of Common Stock or Common Stock Equivalents and (Y) in all other cases, on the date (the “Issue Date”) of such issuance; provided, however, that the determination as to whether an adjustment is required to be made pursuant to this Section 9(c) shall be made only upon the issuance of such shares of Common Stock or Common Stock Equivalents, and not upon the issuance of any security into which the Common Stock Equivalents convert, exchange or may be exercised.

d)    Calculations. All calculations under this Section 9 shall be made to the nearest cent or the nearest 1/100th of a share, as the case may be. The number of shares of Common Stock outstanding at any given time shall not include shares owned or held by or for the account of the Corporation, and the description of any such shares of Common Stock shall be considered on issue or sale of Common Stock. For purposes of this Section 10, the number of shares of Common Stock deemed to be issued and outstanding as of a given date shall be the sum of the number of shares of Common Stock (excluding treasury shares, if any) issued and outstanding.

e)    Notice to Holders.

i.    Adjustment to Conversion Price. Whenever the Conversion Price is adjusted pursuant to any of this Section 9, the Corporation shall promptly mail to each Holder a notice setting forth the Conversion Price after such adjustment and setting forth a brief statement of the facts requiring such adjustment.

ii.    Notice to Allow Conversion by Holder. If (A) the Corporation shall declare a dividend (or any other distribution) on the Common Stock; (B) the Corporation shall declare a special nonrecurring cash dividend on or a redemption of the Common Stock; (C) the Corporation shall authorize the granting to all holders of the Common Stock rights or warrants to subscribe for or purchase any shares of capital stock of any class or of any rights; (D) the approval of any shareholders of the Corporation shall be required in connection with any reclassification of the Common Stock, any consolidation or merger to which the Corporation is a party, any sale or transfer of all or substantially all of the assets of the Corporation, of any compulsory share exchange whereby the Common Stock is converted into other securities, cash or property; (E) the Corporation shall authorize the voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Corporation; then, in each case, the Corporation shall cause to be mailed to the Holders at their last addresses as they shall appear upon the stock books of the Corporation, at least 10 calendar days prior to the applicable record or effective date hereinafter specified, a notice stating (X) the date on which a record is to be taken for the purpose of such dividend, distribution, redemption, rights or warrants, or if a record is not to be taken, the date as of which the holders of the Common Stock of record to be entitled to such dividend, distributions, redemption, rights or warrants are to be determined or (Y) the date on which such reclassification, consolidation, merger, sale, transfer or share exchange is expected to become effective or close, and the date as of which it is expected that holders of the Common Stock of record shall be entitled to exchange their shares of the Common Stock for securities, cash or other property deliverable upon such reclassification, consolidation, merger, sale, transfer or share exchange; provided, that the failure to mail such notice or any defect therein or in the mailing thereof shall not affect the validity of the corporate action required to be specified in such notice. Holders are entitled to convert the Conversion Amount of Series B Preferred Stock during the 10-day period commencing the date of such notice to the effective date of the event triggering such notice.

iii.    Fundamental Transaction. If, at any time while this Series B Preferred Stock is outstanding, (A) the Corporation effects any merger or consolidation of the Corporation with or into another Person or any other Change of Control Transaction shall occur, (B) any tender offer or exchange offer (whether by the Corporation or another Person) is completed pursuant to which holders of Common Stock are permitted to tender or exchange their shares for other securities, cash or property, or (C) the Corporation effects any reclassification of the Common Stock or any compulsory share exchange pursuant to which the Common Stock is effectively converted into or exchanged for other securities, cash or property (in any such case, a “Fundamental Transaction”), then, in addition to the rights set forth in Section 6(a), upon any subsequent conversion of this Series B Preferred Stock, the Holder shall have the right to receive, for each Conversion Share that would have been issuable upon such conversion absent such Fundamental Transaction, the same kind and amount of securities, cash or property as it would have been entitled to receive upon the occurrence of such Fundamental Transaction if it had been, immediately prior to such Fundamental Transaction, the holder of one share of Common Stock (the “Alternate Consideration”). For purposes of any such conversion, the determination of the Conversion Price shall be appropriately adjusted to apply to such Alternate Consideration based on the amount of Alternate Consideration issuable in respect of one share of Common Stock in such Fundamental Transaction, and the Corporation shall apportion the Conversion Price among the Alternate Consideration in a reasonable manner reflecting the relative value of any different components of the Alternate Consideration. If holders of Common Stock are given any choice as to the securities, cash or property to be received in a Fundamental Transaction, then the Holder shall be given the same choice as to the Alternate Consideration it receives upon any conversion of this Series B Preferred Stock following such Fundamental Transaction. To the extent necessary to effectuate the foregoing provisions, any successor to the Corporation or surviving entity in such Fundamental Transaction shall file a new Certificate of Determinations with the same terms and conditions and issue to the Holder new preferred stock consistent with the foregoing provisions and evidencing the Holder’s right to convert such preferred stock into Alternate Consideration. The terms of any agreement pursuant to which a Fundamental Transaction is effected shall include terms requiring any such successor or surviving entity to comply with the provisions of this paragraph (e)(iii) and insuring that this Series B Preferred Stock (or any such replacement security) will be similarly adjusted upon any subsequent transaction analogous to a Fundamental Transaction.

iv.    Exempt Issuance. Notwithstanding the foregoing, no adjustment will be made under this Section 9 in respect of an Exempt Issuance.

Section 10.    Miscellaneous.

a)    Notices. Any and all notices or other communications or deliveries to be provided by the Holders hereunder, including, without limitation, any Notice of Conversion, shall be in writing and delivered personally, by facsimile, sent by a nationally recognized overnight courier service, addressed to the Corporation, at the address set forth in the Purchase Agreement, facsimile number (916) 933-7001, Attn: Chief Executive Officer, or such other address or facsimile number as the Corporation may specify for such purposes by notice to the Holders delivered in accordance with this Section 10. Any and all notices or other communications or deliveries to be provided by the Corporation hereunder shall be in writing and delivered personally, by facsimile, sent by a nationally recognized overnight courier service addressed to each Holder at the facsimile telephone number or address of such Holder appearing on the books of the Corporation, or if no such facsimile telephone number or address appears, at the principal place of business of the Holder. Any notice or other communication or deliveries hereunder shall be deemed given and effective on the earliest of (i) the date of transmission, if such notice or communication is delivered via facsimile at the facsimile telephone number specified in this Section 10 prior to 6:30 p.m. (New York City time), (ii) the date after the date of transmission, if such notice or communication is delivered via facsimile at the facsimile telephone number specified in this Section 10 later than 6:30 p.m. (New York City time) on any date and earlier than 11:59 p.m. (New York City time) on such date, (iii) the first Business Day following the date of mailing, if sent by nationally recognized overnight courier service, or (iv) upon actual receipt by the party to whom such notice is required to be given.

b)    Lost or Mutilated Series B Preferred Stock Certificate. If a Holder’s Series B Preferred Stock certificate shall be mutilated, lost, stolen or destroyed, the Corporation shall execute and deliver, in exchange and substitution for and upon cancellation of a mutilated certificate, or in lieu of or in substitution for a lost, stolen or destroyed certificate, a new certificate for the shares of Series B Preferred Stock so mutilated, lost, stolen or destroyed but only upon receipt of evidence of such loss, theft or destruction of such certificate, and of the ownership hereof, and indemnity, if requested, all reasonably satisfactory to the Corporation.

c)    Allocation of Reserved Amount. The initial Reserved Amount shall be allocated pro rata among the Holders based on the number of shares of Series B Preferred Stock issued to each such Holder. Each increase to the Reserved Amount shall be allocated pro rata among the Holders based on the number of shares of Series B Preferred Stock held by each Holder at the time of the increase in the Reserved Amount. In the event a Holder shall sell or otherwise transfer any of such Holder’s shares of Series B Preferred Stock, each transferee shall be allocated a pro rata portion of such transferor’s Reserved Amount. Any portion of the Reserved Amount which remains allocated to any person or entity which does not hold any Series B Preferred Stock shall be allocated to the remaining Holders, pro rata based on the number of shares of Series B Preferred Stock held by such Holders.

d)    Payment of Cash; Defaults. Whenever the Corporation is required to make any cash payment to a Holder under this Certificate of Determination (as payment of any dividend, upon redemption or otherwise), such cash payment shall be made to the Holder within five business days after delivery by such Holder of a notice specifying that the Holder elects to receive such payment in cash and the method (e.g., by check, wire transfer) in which such payment should be made and any supporting documentation reasonably requested by the Corporation to substantiate the Holder’s claim to such cash payment or the amount thereof. If such payment is not delivered within such five business day period, such Holder shall thereafter be entitled to interest on the unpaid amount at a per annum rate equal to the lower of eighteen percent (18%) and the highest interest rate permitted by applicable law until such amount is paid in full to the Holder.

e)    Remedies Cumulative. The remedies provided in this Certificate of Determination shall be cumulative and in addition to all other remedies available under this

Certificate of Determination, at law or in equity (including a decree of specific performance and/or other injunctive relief), and nothing herein shall limit a Holder’s right to pursue actual damages for any failure by the Corporation to comply with the terms of this Certificate of Determination. The Corporation acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to the Holders and that the remedy at law for any such breach may be inadequate. The Corporation therefore agrees, in the event of any such breach or threatened breach, that the Holders shall be entitled, in addition to all other available remedies, to an injunction restraining any breach, without the necessity of showing economic loss and without any bond or other security being required.

f)    Waiver. Any waiver by the Corporation or the Holder of a breach of any provision of this Certificate of Determination shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Certificate of Determination. The failure of the Corporation or the Holder to insist upon strict adherence to any term of this Certificate of Determination on one or more occasions shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Certificate of Determination. Any waiver must be in writing.

g)    Severability. If any provision of this Certificate of Determination is invalid, illegal or unenforceable, the balance of this Certificate of Determination shall remain in effect, and if any provision is inapplicable to any person or circumstance, it shall nevertheless remain applicable to all other persons and circumstances. If it shall be found that any interest or other amount deemed interest due hereunder violates applicable laws governing usury, the applicable rate of interest due hereunder shall automatically be lowered to equal the maximum permitted rate of interest.

h)    Next Business Day. Whenever any payment or other obligation hereunder shall be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day.

i)     Headings. The headings contained herein are for convenience only, do not constitute a part of this Certificate of Determination and shall not be deemed to limit or affect any of the provisions hereof.

*********************

ANNEX A

NOTICE OF CONVERSION

(To be Executed by the Registered Holder in order to Convert Shares of Series B Preferred Stock)

The undersigned hereby elects to convert the number of shares of Series B Convertible Preferred Stock indicated below, into shares of common stock, no par value per share (the “Common Stock”), of NutraCea a California corporation (the “Corporation”), according to the conditions hereof, as of the date written below. If shares are to be issued in the name of a person other than undersigned, the undersigned will pay all transfer taxes payable with respect thereto and is delivering herewith such certificates and opinions as reasonably requested by the Corporation in accordance therewith. No fee will be charged to the Holder for any conversion, except for such transfer taxes, if any.

Conversion calculations:

Date to Effect Conversion: ________________________________________________________________

Number of shares of Series B Preferred Stock owned prior to Conversion: __________________________________

Number of shares of Series B Preferred Stock to be Converted: ___________________________________________

Stated Value of shares of Series B Preferred Stock to be Converted: ______________________________________

Number of shares of Common Stock to be Issued: _____________________________________________

Applicable Conversion Price: _______________________________________________________

Number of shares of Series B Preferred Stock subsequent to Conversion: ___________________________________

[HOLDER]

By:
Name:
Title:

The undersigned declare under penalty of perjury under the laws of the State of California that the matters set forth in this certificate are true and correct of their own knowledge.

The undersigned have executed this certificate in El Dorado Hills, California on _______, 2005.

Name:	Brad Edson	Name: Margie Adelman
Title:	President	Title: Secretary